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EXHIBIT 10.10

                                 Promissory Note


$15,000.00                                                           May 3, 2007

     This Promissory Note (the "NOTE") is made and executed as of the date above, by and between Virginia L Brinkman ("BORROWER"), and DLR Funding, Inc. a Nevada corporation ("LENDER"). By this Note, the Borrower promises and agrees to pay to the order of Lender, at 1230 W. Ash Street Unit 3, Windsor Co 80550, or at such other place as Lender may designate in writing, the principal sum of Fifteen Thousand and 00/100 Dollars ($150,000.00), payable in six months plus interest of 12% per annum.

     Prepayment in whole or part may occur at any time hereunder without penalty; but any such partial prepayment shall not operate to postpone or suspend the obligation to make, and shall not have the effect of altering the time for payment of the remaining balance of the Note as provided for above, until all Borrower's obligations hereunder are paid in full. All payments received shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal.

     An Event of Default will occur if any of the following events occurs: (a) failure to pay any principal or interest hereunder within ten (10) days after the same becomes due; (b) if any representation or warranty made by Borrower to the Lender is untrue in any material respect at the time made; (c) filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing; or (d) filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days that is not dismissed, bonded, or discharged.

     Any notice or demand to be given to the parties hereunder shall be deemed to have been given to and received by them and shall be effective when personally delivered or when deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to the party at his or its last known address, or at such other address as the one of the parties may hereafter designate in writing to the other party.

     The Borrower hereof waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by the Lender without in any way affecting its liability hereunder.

     In the event any payment under this Note is not made at the time and in the manner required, the Borrower agrees to pay any and all costs and expenses which may be incurred by the Lender hereof in connection with the enforcement of any of its rights under this Note or under any other instrument, given pursuant of this note, including court costs and reasonable attorneys' fees.

This Note shall be governed by, construed under, and enforced in accordance with the laws of the State of California.


     /s/ Virginia Brinkman      Virginia Brinkman,
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